UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2009
PANDA ETHANOL, INC.
(Exact name of registrant as specified in its charter)

000-50282
Commission File Number
Nevada		20-4799979
(State or other jurisdiction of		(I.R.S. Employer
incorporation)		Identification No.)
4100 Spring Valley, Suite 1002
Dallas, Texas 75244
(Address of principal
executive offices, including Zip Code)
972.361.1200
Registrant’s telephone number, including area code:
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.
     On January 23, 2009, Hereford Biofuels, L.P., Hereford Biofuels Holdings, LLC, PHE I, LLC and PHE II, LLC (collectively, the “Hereford Subsidiaries”), each indirect wholly owned subsidiaries of Panda Ethanol, Inc. (the “Company”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). The Bankruptcy Cases are being jointly administered under Case No. 09-30453-hdh11. The Hereford Subsidiaries will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The Hereford Subsidiaries have requested authority from the Bankruptcy Court to use cash collateral during the Bankruptcy Cases.
     Hereford Biofuels, L.P. is the operating company that owns the Hereford ethanol refinery. The Company anticipates that the Hereford facility will be sold pursuant to a sale process approved by the Bankruptcy Court under Section 363 of the Bankruptcy Code. The Hereford Subsidiaries are currently in negotiations with a potential buyer. Pursuant to Section 363, other companies will have an opportunity to submit bids for the facility under a court-supervised process. The Company expects for a sale to close within 60 to 90 days. The Company does not anticipate that it or its shareholders will receive any proceeds from the sale of the Hereford facility.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On January 23, 2009, the Hereford Subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, as described in Item 1.03 of this Current Report on Form 8-K. The filing of the bankruptcy petitions constituted an event of default that triggered repayment obligations under a number of debt instruments of the Hereford Subsidiaries (the “Debt Documents”). As a result of the event of default, all obligations under the Debt Documents became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the Hereford Subsidiaries and the application of applicable bankruptcy law. The Debt Documents and approximately all amounts currently outstanding thereunder are as follows:
•	Financing Agreement, dated as of July 28, 2006, by and among Hereford Biofuels, L.P., Société Générale and the lenders named therein, as amended — $67.9 million;

•	Subordinated Debt Financing Agreement, dated as of July 28, 2006, by and between Hereford Biofuels, L.P. and Balkan Ventures LLC, as amended — $43.0 million;
     In addition, pursuant to a Letter of Credit and Reimbursement Agreement, dated as of July 1, 2006, by and between Hereford Biofuels, L.P. and Société Générale, as as fronting bank, Société Générale may declare the entire principal amount of all outstanding tax-exempt industrial revenue bonds, issued by the Red River Authority, a governmental agency of the State of Texas, immediately due and payable, which would require a payment in the amount of $50.0 million plus any accrued interest.
     Hereford Biofuels L.P. is also a party to an International Swap Dealers Association (ISDA) Master Agreement, dated as of August 28, 2006, with Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”). The agreement automatically terminated due to the bankruptcy filing, and there is a termination payment due to BBVA of approximately $4.3 million.

Item 8.01 Other Events.
     On January 23, 2009, the Hereford Subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, as described in Item 1.03 of this Current Report on Form 8-K. The Company anticipates that the Hereford facility will be sold pursuant to a sale process approved by the Bankruptcy Court under Section 363 of the Bankruptcy Code. The Company does not anticipate that it or its shareholders will receive any proceeds from the sale of the Hereford facility.
     The Company expects that it will continue to manage construction and operations at the Hereford facility during the Bankruptcy Cases, for which it may receive management fees. However, the Company no longer has control of the facility, and could be replaced as manager. The Company is currently assessing its options with respect to future operations and/or projects. As previously disclosed, due to current economic and market conditions, activities on the Company’s other development projects are on hold.
     On October 6, 2008, the Company received proceeds of $2.5 million from the sale of 25,000 shares of its Series A Convertible Preferred Stock. The Company believes that such proceeds will provide sufficient capital to continue to carry out its current limited activities. However, the Company would need to obtain additional financing in order to undertake any new projects. No assurance can be given that the Company will be able to obtain sufficient funds to launch any new projects, or to satisfy the requirements of even limited ongoing operations in the long-term.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 29, 2009

PANDA ETHANOL, INC.
By:	/s/ Darol Lindloff
Darol Lindloff
Chief Executive Officer and President